                                                                       EXHIBIT 5





                                  Ropes & Gray
                            One International Place
                       Boston, Massachusetts 02110-2624

                                 (617) 951-7000
                              Fax: (617) 951-7050



                                 August 9, 1999


Summit Technology, Inc.
21 Hickory Drive
Waltham, MA  02451

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 4,600,000 shares of Common Stock, $0.01 par value (the "Shares"), of Summit Technology, Inc., a Massachusetts corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, Hambrecht & Quist, LLC, U.S. Bancorp Piper Jaffray and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, as representatives of the several underwriters named therein.

We have acted as counsel for the Company in connection with the issue and sale by the Company of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that, the Shares have been duly authorized and, when the pricing committee of the Board of Directors of the Company approves the price and the Shares are sold in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Common Stock."

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                  Very truly yours,

                                  /s/ ROPES & GRAY

                                  Ropes & Gray